SECOND AMENDMENT TO
                   PURCHASE AND SALE AGREEMENT
                  AND JOINT ESCROW INSTRUCTIONS

     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Second Amendment") is entered into as of March 25, 1997, by and between QRE HOLDING COMPANY, a California corporation ("Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Purchaser"), with reference to the following Recitals.

                                R E C I T A L S:

     A. Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of March 12, 1997, as amended by that certain First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated as of March 24, 1997 (the "Original Agreement"). All initial capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Agreement unless the context clearly indicates otherwise. References to "the Agreement" or "this Agreement" in the Original Agreement or in this Second Amendment shall mean and refer to the Original Agreement, as amended by this Second Amendment.

     B. Seller and Purchaser desire to amend the Original Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Original Agreement as follows:

     1. Limited Extension of the Due Diligence Period. Purchaser has notified Seller of the issues more particularly described in Sections 2, 3 and 4 (the "Unresolved Issues") with respect to the condition of the Property raised as a result of Purchaser's investigations pursuant to Section 5 of the Agreement. Seller and Purchaser hereby agree that the Due Diligence Period shall be extended with respect to the Unresolved Issues only until 5:00 p.m. Los Angeles, California time on April 1, 1997 (such additional period for resolution of the Unresolved Issues is sometimes hereinafter referred to as the "Extended Due Diligence Period"). If the Unresolved Issues have not been resolved in the manner set forth below prior to 5:00 p.m. Los Angeles, California time on April 1, 1997, Purchaser shall elect by giving written notice to Seller and to Escrow Company on or before 5:05 p.m. Los Angeles, California time on April 1, 1997 either
          (I) to terminate the Agreement, in which case neither party shall have any further rights or obligations under the Agreement (except as may be expressly provided to the contrary elsewhere in the Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same and Purchaser and Seller each shall be responsible for one-half of any title or escrow cancellation fee, or (ii) to accept the Property notwithstanding such Unresolved Issues and to proceed with the Closing.

     2. Regulation No. 4 Defects Issue: A prior annual inspection of the Property completed in February 1997 pursuant to Regulation No. 4 of the Los Angeles City Fire Code revealed certain items for repair and correction. The Property must be reinspected. Seller agrees, at Seller's sole cost and expense, to use best efforts (a) to cause such reinspection on or before the end of the Extended Due Diligence Period and (b) to provide Purchaser with the government required sign off to be obtained as a result thereof. Seller's obtaining a final government required sign-off of the annual Regulation No. 4 inspection shall be deemed resolution of the Regulation No. 4 Defects Issue.

     3. Permits Issue: Purchaser has advised that the following permits have expired:

          a. Division of Occupational Safety and Health Permit for Roof/Watertube Boiler, Permit No. AC 1590;

          b. Division of Occupational Safety and Health Permit for Roof/Watertube Boiler, Permit No. AB 8153; and

          c. Division of Occupational Safety and Health Permit for Roof/Airtank, Permit No. AA 9846.

          Seller agrees, at Seller's sole cost and expense, to use best efforts to cause such permits to be reinstated, renewed, or extended or to obtain replacement permits on or before the end of the Extended Due Diligence Period. Seller's obtaining such reinstated, renewed or extended permits or replacement permits shall be deemed resolution of the Permit Issue.

     4. Roof Repair Issue. Purchaser's consultant has noted certain deficiencies in the condition of certain roofs at the Property. On or before March 27, 1997, Purchaser shall provide Seller with a copy of Purchaser's consultant's report or other written specification of the reported deficiencies, together with an amount for which Purchaser would be willing to accept the Property with the roofs "as is" in their present condition without any repair. On or before 12:00 noon on April 1, 1997, Seller shall advise Purchaser in writing what amount, if any, Seller is willing to credit to Purchaser against the Purchaser Price at the Closing to resolve the roof repair issue ("Seller's
          Proposal").   Purchaser shall notify Seller on or before the
          end of the Extended Due Diligence Period whether Purchaser, in Purchaser's sole discretion, accepts or rejects Seller's Proposal. Purchaser's acceptance of Seller's Proposal shall be deemed resolution of the Roof Repair Issue.

     5. Effect of this Second Amendment. Except as amended and/or modified by this Second Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Original Agreement shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Original Agreement, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Original Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

     6. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.


                    [Signatures on next page]
     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Second Amendment as of the date first above written.

SELLER:        QRE HOLDING COMPANY,
               a California corporation

               By: /s/ Ken A. Corbett
                    Its Authorized Signatory

               By: /s/ Jim Bell
                    Its Authorized Signatory


PURCHASER:     ARDEN REALTY LIMITED PARTNERSHIP,
               a Delaware limited partnership

               By:  ARDEN REALTY GROUP, INC.,
                    a Maryland corporation,
                    as General Partner

                    By: /s/ Richard S. Ziman
                    Its: Chairman and CEO